EXHIBIT 99.1

July 15, 2010 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2010, of $1,471,000, an increase of 5.4 percent from the $1,396,000 earned for the second quarter of 2009.   Earnings per share for the second quarter of 2010 were $.37, up 5.7 percent from the prior year second quarter.  For the six months ended June 30, 2010, net income totaled $3,377,000, a 2.0 percent decrease from net income of $3,447,000 for the six months ended June 30, 2009.  Earnings per share were $.85 for the first six months of 2010 versus $.86 for the first six months of 2009, a decrease of 1.2 percent.  Return on average assets and return on average equity was .80 percent and 10.15 percent, respectively, for the first half of 2010, as compared to .85 percent and 10.86 percent, respectively, for the same period in the prior year.

Net interest income, the Company’s largest revenue source, increased $1,204,000, or 7.7 percent, for the six months ended June 30, 2010 compared to the same period last year.  The second quarter 2010 net interest income was up $875,000, or 12.0 percent, from the second quarter of 2009.  The increase in net interest income was attributable to an increase in both average earning assets and net interest margin.  For the first half of 2010, average earning assets increased $21,450,000, or 2.8 percent, from the first half of 2009.  The growth occurred primarily in commercial loans.  The net interest margin for the six months ended June 30, 2010 was 4.29 percent, compared to 4.09 percent for the same period the prior year.  The net interest margin for the second quarter of 2010 was 4.23 percent, compared to 3.78 percent for the second quarter of 2009.  Contributing to the net interest margin improvement was the deployment of short-term assets into higher yielding assets, such as loans and securities.  Furthermore, the low interest rate environment has permitted our cost of funds to continue to decline.  Management was pleased with the enhanced net interest margin, especially in this economic environment.

Offsetting the growth in revenue from net interest income was the decrease in noninterest income.  Noninterest income totaled $3,389,000 for the six months ended June 30, 2010, as compared to $3,839,000 for the same period last year, a decrease of $450,000.  For the three months ended June 30, 2010, noninterest income totaled $1,524,000, a decrease of $294,000 from 2009’s second quarter.  The primary contributor to lower noninterest income was the decrease in mortgage banking income.  During the first half of 2009, the Company experienced a significant increase in mortgage originations due to the mortgage refinance boom.  As expected, the origination volume normalized, leading to lower revenue from selling loans to the secondary market.  The decrease in volume generated a $489,000 decrease in mortgage banking income for the six months ended June 30, 2010, compared to the same period last year.  Contributing to revenue growth was an increase in processing fee income earned from facilitating the clearing of tax refunds for a tax software provider.  With continued growth in transaction volume, the associated fee income increased $250,000, or nearly 48 percent, from the first half of 2009.

On a year-to-date basis, noninterest expense totaled $13,857,000 in 2010, an increase of $386,000, or 2.9 percent, when compared to the previous year.  On a quarter-to-date basis, noninterest expense increased $61,000 from the second quarter in 2009.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $569,000, or 7.8 percent, for the first six months of 2010, as compared to the same period in 2009.  Contributing to the increase were annual cost of living adjustments, higher health insurance premiums and an increase in the number of employees.  Partially offsetting the increase in personnel expense was a decline in FDIC insurance premiums.  During the second quarter of 2009, all FDIC insured financial institutions paid a special assessment in addition to the already elevated premiums.  The Company’s special assessment amount was $373,000.  As a result, FDIC insurance expense for the three months ended June 30, 2010, decreased $434,000 and for the six months ended June 30, 2010, decreased $460,000 from the same period last year.  Comparing the first half of 2010 to the first half of 2009, all remaining noninterest expenses were up $277,000, led by capital planning expenses.

For the six months ended June 30, 2010, management provided $1,642,000 to the allowance for loan losses, which represented an increase of $498,000 from the same period last year.  For the three months ended June 30, 2010, management provided $721,000 to the allowance for loan losses, an increase of $425,000 from the same period the prior year.  The increase in provision expense was related to an increase in net charge-offs, largely due to the partial charge-off of $1,000,000 on one multi-family residential property during the second quarter of 2010.  Also contributing to the increase in net charge-offs in 2010 was the 2009 recovery of a loan previously charged off.  During the second quarter of 2009, the Company recovered $648,000.  The annualized ratio of net charge-offs to average loans for the six months ended June 30, 2010 was .61 percent, compared to .23 percent for the same period last year.  The ratio of nonperforming loans to total loans was 1.06 percent at June 30, 2010 compared to .81 percent at December 31, 2009 and .97 percent at June 30, 2009.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2010 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.20 percent of total loans at June 30, 2010, compared to 1.26 percent at December 31, 2009 and 1.30 percent at June 30, 2009.

“I am very pleased to share with our stakeholders that the employees of Ohio Valley Banc Corp. generated a 5.4 percent increase in quarterly earnings,” stated Jeffrey E. Smith, Chairman and CEO.  “As a community bank, net interest income represents a significant portion of our earnings, and with limited loan growth opportunities in this stressed economy, we have focused on our net interest margin to enhance the earning capacity of our balance sheet.  Our second quarter 2010 net interest income improved 12 percent from the same period last year due to a 45 basis point improvement in our net interest margin.  With the normalization of mortgage originations, it is difficult to replace the mortgage banking revenue earned in 2009.  Therefore, we are pleased to see growth in another revenue source, tax processing fees, which increased 48 percent.  Also helping to offset the decrease in mortgage banking income was lower FDIC insurance premiums, which significantly impacted last year’s results.  Overall, we are pleased with the level of earnings generated and feel that our financial ratios compare favorably to the rest of the industry.  For the first six months of 2010, the employees of Ohio Valley Banc Corp. earned more than $3.3 million, which equaled a .80 percent return on assets and a 10.15 percent return on shareholders equity.  These financial results permitted us to reward our shareholders with a 5 percent increase in the cash dividend per share”.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
PER SHARE DATA
Earnings per share	$0.37	$0.35	$0.85	$0.86
Dividends per share	$0.21	$0.20	$0.42	$0.40
Book value per share	$17.15	$16.41	$17.15	$16.41
Dividend payout ratio (a)	56.89%	57.09%	49.55%	46.22%
Weighted average shares outstanding	3,984,009	3,983,009	3,984,009	3,983,009

PERFORMANCE RATIOS
Return on average equity	8.76%	8.66%	10.15%	10.86%
Return on average assets	0.71%	0.68%	0.80%	0.85%
Net interest margin (b)	4.23%	3.78%	4.29%	4.09%
Efficiency ratio (c)	71.17%	75.00%	68.02%	68.65%
Average earning assets (in 000's)	$784,733	$785,458	$798,809	$777,359

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$10,807	$10,787	$22,243	$22,446
Interest and dividends on securities	792	923	1,584	1,875
Total interest income	11,599	11,710	23,827	24,321
Interest expense:
Deposits	2,802	3,562	5,707	7,011
Borrowings	619	845	1,333	1,727
Total interest expense	3,421	4,407	7,040	8,738
Net interest income	8,178	7,303	16,787	15,583
Provision for loan losses	721	296	1,642	1,144
Noninterest income:
Service charges on deposit accounts	573	707	1,129	1,332
Trust fees	58	55	119	110
Income from bank owned life insurance	185	157	364	315
Mortgage banking income	54	360	129	618
Electronic refund check / deposit fees	127	60	771	521
Gain (loss) on sale of other real estate owned	34	27	(77)	27
Other	493	452	954	916
Total noninterest income	1,524	1,818	3,389	3,839
Noninterest expense:
Salaries and employee benefits	3,993	3,658	7,885	7,316
Occupancy	397	399	811	802
Furniture and equipment	304	281	596	566
FDIC insurance	262	696	521	981
Data processing	201	232	405	459
Other	1,819	1,649	3,639	3,347
Total noninterest expense	6,976	6,915	13,857	13,471
Income before income taxes	2,005	1,910	4,677	4,807
Income taxes	534	514	1,300	1,360
NET INCOME	$1,471	$1,396	$3,377	$3,447

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2010	2009
ASSETS
Cash and noninterest-bearing deposits with banks	$8,843	$9,101
Interest-bearing deposits with banks	21,239	6,569
Total cash and cash equivalents	30,082	15,670
Securities available for sale	77,117	83,868
Securities held to maturity
(estimated fair value: 2010 - $18,750; 2009 - $16,834)	18,533	16,589
Federal Home Loan Bank stock	6,281	6,281
Total loans	652,886	651,356
Less: Allowance for loan losses	(7,823)	(8,198)
Net loans	645,063	643,158
Premises and equipment, net	10,081	10,132
Accrued income receivable	2,951	2,896
Goodwill	1,267	1,267
Bank owned life insurance	19,385	18,734
Prepaid FDIC insurance	3,078	3,567
Other assets	9,856	9,826
Total assets	$823,694	$811,988

LIABILITIES
Noninterest-bearing deposits	$90,193	$86,770
Interest-bearing deposits	582,329	560,874
Total deposits	672,522	647,644
Securities sold under agreements to repurchase	29,087	31,641
Other borrowed funds	30,129	42,709
Subordinated debentures	13,500	13,500
Accrued liabilities	10,117	9,973
Total liabilities	755,355	745,467

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 2010 and 2009 - 4,643,748 shares issued)	4,644	4,644
Additional paid-in capital	32,704	32,704
Retained earnings	45,915	44,211
Accumulated other comprehensive income	788	674
Treasury stock, at cost (2010 and 2009 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	68,339	66,521
Total liabilities and shareholders' equity	$823,694	$811,988